EXHIBIT 5.1

[O’Melveny & Myers LLP Letterhead]

July 31, 2009

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Cell Therapeutics, Inc., a Washington corporation (the “Company”), and the related base prospectus which forms a part of and is included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of an aggregate of 8,432,981 shares (the “Warrant Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), issuable upon the exercise of warrants to purchase up to 8,432,981 shares of Common Stock (the “Warrants”) issued by the Company pursuant to that certain Underwriting Agreement, dated as of July 22, 2009, between the Company and Rodman & Renshaw, LLC, a copy of which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2009 (the “Form 8-K”).

The Warrant Shares are to be sold from time to time upon exercise of the Warrants, the form of which has been filed as an exhibit to the Form 8-K.

We are of the opinion that:

1. The Warrant Shares, upon payment for and delivery of the Warrant Shares in accordance with the Warrants if issued upon exercise on the date hereof in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP